EXHIBIT 3.4

                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                                 PRO IMAGE, INC.



     Pursuant to the provisions of the Colorado Corporation Code, the under-signed corporation adopts the following Articles of Amendment to its Articles of Incorporation;

     FIRST: The name of the Corporation Is Pro Image, Inc

     SECOND: The following amendment to the Articles of incorporation was adopted on June 22, 1987 by the shareholders of the Corporation in the manner prescribed by Colorado Corporation Code:

          RESOLVED, that the Articles of Incorporation of the Corporation shall be amended in order to change the name of the Corporation to Pro Quest, Inc.

     THIRD: The number of Common Shares of the Company issued and outstanding at the time of such adoption was 70,000,000; the number of Common Shares entitled to vote thereon was 70,000,000.

     FOURTH: The number of Common Shares voted for such amendment was 70,000,000; the number of Common Shares voted against such amendment was -0-.


                                             PRO IMAGE, INC.



                                             By: /s/ Stephen G. Petrucci
                                             ---------------------------
                                             Stephen G. Petrucci,  President



                                             By: /s/ Daryl K. McCarter
                                             -------------------------
                                             Daryl K. McCarter, Secretary